EXHIBIT - 99.1



MEDIA CONTACT:                                 INVESTOR CONTACT:
Greg Berardi                                   Daniel W. Rumsey, General
                                               Counsel and Interim CFO
415-239-7826                                   408-866-3666
greg@bluemarlinpartners.com                    dan.rumsey@p-com.com


                      P-COM REPORTS SECOND QUARTER RESULTS

|X|      Second quarter sales rise to $5.0 million
|X|      Gross profit margins increase
|X| Operating expense, excluding restructuring charges, continue to decrease

     -----------------------------------------------------------------------

CAMPBELL, CA (July 31, 2003) - P-Com, Inc. (OTCBB:PCOM), a worldwide provider of wireless telecommunications equipment, reported today that net sales increased to $5.0 million for the quarter ended June 30, 2003, compared to $4.6 million for the first quarter of 2003 and $8.1 million for the corresponding quarter in 2002.

Gross profit margins, excluding certain inventory and related charges, increased significantly to 23% in the quarter from 10% in the first quarter of 2003. Including certain inventory and related charges, gross profit margins amounted to 18% for the quarterly period ended June 30, 2003, compared to negative 65% in the quarterly period ended March 31, 2003 and 18% for the quarterly period ended June 30, 2002. The increase in gross margin, excluding certain inventory related charges, is attributable principally to a higher percentage of total revenue in the second quarter from the sale of unlicensed equipment and out-of-warranty repairs, which provide higher gross margins compared to newly developed product sales that have not yet reached the volume required for higher margins.

Loss from continuing operations for the quarter was $4.2 million, or $0.11 per share, compared to a loss of $8.5 million, or $0.23 per share in the first quarter of 2003, and a loss of $6.7 million, or $0.31 per share, for the same period in 2002. Including the loss from discontinued operations of $1.8 million recorded in the quarter, P-Com reported a net loss for the second quarter of 2003 of $6.0 million, or $0.15 per share.

Operating expenses, excluding restructuring charges of $2.8 million for the quarter were $4.1 million, compared to $4.5 million in the first quarter of 2003, and $8.5 million for the same period in 2002. Operating expenses, including restructuring charges, amounted to $6.9 million for the quarterly period ended June 30, 2003, compared to $5.1 million for the quarterly period ended March 31, 2003. The restructuring charges were recorded for impairment of long-lived assets.


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"Despite uncertain conditions in the telecommunications industry, we made steady progress in the second quarter in executing our restructuring program," said P-Com Chairman George Roberts. "We took steps to significantly improve our balance sheet, and we are benefiting from cost controls put in place over the past year. We've resized the business to match current revenue levels. Our products continue to sell around the world, and our margins are improving."

CONFERENCE CALL

Management will discuss P-Com's results and hold a question-and-answer session for investors today, July 31, 2003, at 2:00 p.m. Pacific / 5:00 p.m. Eastern time. To listen to the call by phone, dial 1-877-356-7051 for U.S. calls or 1-706-643-7695 for international calls. To listen to a live broadcast over the Internet, go to www.p-com.com and click on the Investor Relations page, or go to StreetEvents at www.streetevents.com. A replay of the call will be available at both sites for 90 days.

ABOUT P-COM, INC.

P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access associated with Business to Business and E-Commerce business processes. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call
(408) 866-3666.


SAFE HARBOR STATEMENT

Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, the need to raise equity or debt financing; P-Com's ability to negotiate repayment terms with its trade and other creditors, as well as settle outstanding litigation; a severe worldwide slowdown in the telecommunications equipment and services sector; short term working capital constraints; fluctuations in customer demand and commitments; introduction of new products; commercial acceptance and viability of new products; cancellations of orders without penalties; pricing and competition; reliance upon subcontractors; the ability of P-Com's customers to finance their purchases of P-Com's products and/or services; the timing of new technology and product introductions; and the risk of early obsolescence. Further, P-Com operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond P-Com's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.



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                                   P-COM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (In thousands, except per share data, unaudited)



                                                            JUNE 30         DECEMBER 31,
                                                             2003               2002
                                                         --------------    ---------------
 ASSETS                                                                     (Restated)
 Current assets:
 Cash and cash equivalents                                       $ 180              $ 861
 Restricted cash                                                   580                415
 Accounts receivable, net                                        3,203              4,797
 Inventory                                                       6,132             12,433
 Prepaid expenses and other assets                               3,678              3,402
 Assets of discontinued operations                                 137              2,923
                                                         --------------    ---------------
 Total current assets                                           13,910             24,831
 Property and equipment, net                                     4,831             10,511
 Others Assets                                                     278                381
                                                         --------------    ---------------
                                                              $ 19,019           $ 35,723
                                                         ==============    ===============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
 Accounts payable                                              $ 7,525            $ 8,144
 Other accrued liabilities                                       6,894              6,774
 Loan payable to bank                                            1,403              2,604
 Deferred contract obligations                                   8,000              8,000
 Convertible promissory notes                                    1,338                  -
 Convertible subordinated notes                                 20,090                  -
 Liabilities of discontinued operations                          1,924              1,085
                                                         --------------    ---------------
 Total current liabilities                                      47,174             26,607
                                                         --------------    ---------------

 Long-term liabilities:
     Convertible subordinated notes                                  -             22,390
     Other long-term liabilities                                 1,983              2,076
                                                         --------------    ---------------
 Total long term  liabilities                                    1,983             24,466
                                                         --------------    ---------------
 Total liabilities                                              49,157             51,073
                                                         --------------    ---------------

 Stockholders' equity:
     Series A Preferred Stock                                        -                  -
 Common Stock                                                       16                 16
 Additional paid-in capital                                    335,054            333,740
 Accumulated deficit                                          (365,165)          (348,766)
 Accumulated other comprehensive loss                               31               (340)
 Common stock held in treasury, at cost                            (74)                 -
                                                         --------------    ---------------
 Total stockholders' equity                                    (30,138)           (15,350)
                                                         --------------    ---------------
 Total liabilities and stockholders' equity                   $ 19,019           $ 35,723
                                                         ==============    ===============

The prior year comparatives have been restated for discontinued operations relating to the services segment, and certain comparatives have also been reclassified to conform with current period presentation.



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                                   P-COM, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                (In thousands, except per share data, unaudited)

                                                                THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE 30,
                                                                   2003              2002            2003             2002
                                                               --------------    -------------   --------------  ----------------
                                                                                    (Restated)                      (Restated)
Sales                                                                $ 4,965          $ 8,110          $ 9,582          $ 15,942
    Cost of sales                                                      3,810            6,671            7,976            13,718
    Inventory and related charges                                        274                -            3,734                 -
                                                               --------------    -------------   --------------  ----------------
Gross profit (loss)                                                      881            1,439           (2,128)            2,224
                                                               --------------    -------------   --------------  ----------------

Gross margin                                                             18%              18%             -22%               14%
   Operating expenses:
   Research and development/engineering                                1,706            3,696            3,625             7,827
   Selling and marketing                                                 827            1,676            1,762             3,499
   General and administrative                                          1,591            3,151            3,226             6,187
   Restructuring charge                                                2,763                -            3,362                 -
                                                               --------------    -------------   --------------  ----------------
   Total operating expenses                                            6,887            8,523           11,975            17,513
                                                               --------------    -------------   --------------  ----------------

Operating expense as a percentage of sales                              139%             105%             125%              110%

Loss from continuing operations                                       (6,006)          (7,084)         (14,103)          (15,289)

Interest expense                                                        (607)            (660)          (1,124)           (1,020)
Other income, net                                                      2,355            1,093            2,453             1,541
                                                               --------------    -------------   --------------  ----------------
Loss from continuing operations before loss from discontinued
   operations,  and cumulative effect
   of change in accounting principle.                                 (4,258)          (6,651)         (12,774)          (14,768)
Loss from discontinued operations                                     (1,767)          (1,391)          (3,625)           (2,951)
                                                               --------------    -------------   --------------  ----------------
                                                                      (6,025)          (8,042)         (16,399)          (17,719)
Cumulative effect of change in accounting principle                        -                -                -            (5,500)
                                                               --------------    -------------   --------------  ----------------
Net loss                                                            $ (6,025)        $ (8,042)       $ (16,399)        $ (23,219)
                                                               ==============    =============   ==============  ================

Basic and diluted loss per share:
Loss from continuing operations                                      $ (0.11)         $ (0.31)         $ (0.33)          $ (0.76)
Loss from discontinued operations                                      (0.04)           (0.06)           (0.09)            (0.15)
Cumulative effect of change in accounting principle                        -                -                -             (0.28)
                                                               --------------    -------------   --------------  ----------------
Basic and diluted net loss per share applicable to
Common Stockholders                                                  $ (0.15)         $ (0.37)         $ (0.42)          $ (1.19)
                                                               ==============    =============   ==============  ================

Shares used in Basic and Diluted per share computation                40,731           21,865           38,634            19,437
                                                               ==============    =============   ==============  ================

The prior period comparatives have been restated for discontinued operations relating to the services segment, and certain comparatives have also been reclassified to conform with current period presentation.




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